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EXHIBIT 11

                           UST LIQUIDATING CORPORATION
                       COMPUTATION OF NET INCOME PER SHARE

                                                                            YEARS ENDED JUNE 30,
                                                                         2002                   2001
                                                                  ------------------    ------------------
Net income (loss)                                                 $         (760,000)   $        4,215,000

Allocation of net income (loss) to preferred
  shareholders in connection with
  liquidation preference                                                     760,000            (4,215,000)
                                                                  ------------------    -------------------

Net income (loss) applicable to common shareholders               $                0    $                0
                                                                  ==================    ==================

Basic and diluted earnings (loss) per common
  shareholder                                                     $                0    $                0
                                                                  ------------------    ------------------

Weighted average number of common shares outstanding                      22,298,598            22,298,598
                                                                  ==================    ==================
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